EXHIBIT 99.1

Major Study Underscores Need to Reduce Ammonia Loss from Livestock Waste

May 11, 2016 New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced that a Colorado State University (CSU) study has determined that ammonia emissions from livestock waste and nitrogen fertilizers have surpassed nitrates (NOx) from fossil fuel emissions “as the dominant source of disruption to the nitrogen cycle”.

The peer-reviewed study, published online May 9 in Proceedings of the National Academy of Sciences, was led by the head of CSU’s Department of Atmospheric Science and includes collaborators from several offices of the US Environmental Protection Agency, the National Park Service and the National Atmospheric Deposition Program. Among the report’s conclusions: “future progress toward reducing U.S. nitrogen deposition will be increasingly difficult without a reduction in ammonia emissions”.

Bion’s technology platform provides dramatic reductions of ammonia emissions from livestock waste. Bion recognized early in its R&D process that a substantial amount of nitrogen in the livestock waste stream escapes through the volatilization of ammonia. Ammonia is a precursor to the formation of particulate matter that is harmful to humans. Moreover, the reactive nitrogen in ammonia is subsequently redeposited in the watershed through atmospheric deposition, where it contributes to nutrient runoff that fuels toxic algal blooms and dead zones, contamination of aquifers and drinking water, soil acidification and loss of biodiversity.

-

Bion’s 2nd generation technology platform utilizes biological processes that largely eliminate ammonia emissions, producing harmless nitrogen gas instead.

-

Bion’s 3rd generation platform utilizes an ammonia recovery process (patent applied for September 2015) to capture ammonia, which is then processed into value-added stable fertilizer.

NOx emissions (nitrogen oxides) from fossil fuel combustion, including automobile and power plant emissions, have been regulated by US EPA for decades, resulting in substantial decreases of this pollutant. It has also resulted in billions of dollars in spending on pollution control technologies such as smokestack scrubbers and catalytic converters. But while nitrate levels were dropping, ammonia emissions (which are not regulated at this time) from agriculture were increasing. According to the CSU press release, “the researchers describe a slow, measurable shift in sources of nitrogen deposition – reactive nitrogen moving from the atmosphere to the biosphere – that continues to wreak havoc on ecosystems”.

Craig Scott, Bion’s communications director, stated, “We are gratified that the CSU study validates what we have said for 25 years: that ammonia emissions from livestock waste are one of the largest sources of excess nutrients in many U.S. watersheds.  Over the years, Bion has been far ‘ahead of the curve’ on this and many other issues related to the environmental impacts from livestock waste”.

Mr. Scott added, “Although beyond the scope of this study, it is important to note that the only way to mitigate atmospheric deposition of nitrogen from livestock waste is to stop the ammonia emissions from occurring in the first place, as had to be done with NOx emissions from fossil fuels. Once the ammonia has reached the atmosphere, much of the damage is done; and with respect to its contribution to nutrient runoff, only a portion of that nitrogen can be captured downstream from where it is redeposited, and it is very expensive to do so. Bion’s comprehensive treatment technology can provide more effective solutions to air- and water-borne nutrients from livestock waste, as well as greenhouse gases and pathogens, for substantially less than we spend today on water treatment alone”.

Established in 1990, Bion’s Environmental Technologies’ patented advanced livestock waste treatment technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct